Exhibit 10.9

EMPLOYMENT AGREEMENT

(John J. Miller)

EMPLOYMENT AGREEMENT (the “Agreement”) dated January 4, 2006, by and between American Media Operations, Inc. (the “Company”) and John J. Miller (the “Executive”).

WHEREAS, the Company desires to employ Executive and to enter into an Agreement embodying the terms of such employment;

WHEREAS, Executive desires to accept such employment and enter into such an Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment; Executive Representation.

a. Employment Term. The Company shall employ Executive for the time period commencing after the termination of Executive’s current employment, but no earlier than January 4, 2006 and no later than January 18, 2006 (the “Effective Time”) and ending on April 17, 2008 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement. Unless 60 days prior written notice of party’s intent not to renew this Agreement is timely received, the Agreement shall automatically renew for additional consecutive one year terms.

b. Executive Representation. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and the Company, the delivery of this Agreement by Executive to the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment Agreement or other agreement or policy to which Executive is a party or otherwise bound.

c. Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates (collectively, the “Prior Agreements”).

2. Position.

a. During Executive’s employment by the Company, Executive shall serve as President/Chief Operating Officer (COO) for the Company (subject to change at the discretion of the Company’s Chairman/CEO). In such position, Executive shall report directly to the Company’s Chairman/Chief Executive Officer and shall have such duties and authority as shall be determined from time to time by the CEO or the Board of Directors of the Company. Such duties shall be consistent with the title of President/COO. Executive’s position will be based from the Company’s New York City office. Executive will be required to travel to carry out Executive’s duties and responsibilities.

b. During Executive’s employment with the Company, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior consent of the Company’s Chief Executive Officer.

3. Base Salary. During Executive’s employment with the Company, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $550,000.00 (Five Hundred Fifty Thousand Dollars and Zero Cents), payable in regular installments in accordance with the Company’s usual payment practices.

4. Annual Bonus. With respect to each full fiscal year during Executive’s employment with the Company, Executive shall be eligible to earn an annual Bonus (a “Bonus”) with an annual target of $450,000.00 (Four Hundred Fifty Thousand Dollars and Zero Cents) (the “Target Bonus”) based on the financial performance of the Company (based on the approved annual budgeted EBITDA) and pursuant to the attached Bonus Plan (Exhibit “B”). For FY06, Executive will be eligible to receive a prorated bonus of 3/12ths of the annual Target Bonus in accordance with the attached Plan. Executive will receive at least $300,000.00 (Three Hundred Thousand Dollars and Zero Cents) per fiscal year of the Annual Bonus stated above for each full fiscal year during the Executive’s employment with the Company. The Target Bonus will be reviewed and adjusted by the CEO or the Board of Directors on an annual basis. Annual Bonus, if any, shall be payable after the close of the fiscal year and the Company’s 10-K has been filed, (typically, 90 days after the end of the Company’s fiscal year (the Company’s fiscal year is from April 1st to March 31st).

5A. Employee Benefits. During Executive’s employment with the Company, Executive shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, health insurance and short term and long term disability insurance, retirement benefits and fringe benefits (collectively “Employee Benefits”) on the same basis as those benefits are generally made available to other similarly situated employees of the Company. Executive will receive 30 PTO (Personal Time Off) days per year. Executive will be permitted to fly business class on any flight and shall book said flight(s) through Company’s travel agent (if business class is not available on a certain route, first class travel will be permitted). Executive will also receive an auto allowance in the amount of $750.00 (Seven Hundred Fifty Dollars and Zero Cents) per month. Executive will also be eligible to be reimbursed for parking fees in amount of up to $500.00 (Five Hundred Dollars and Zero Cents) per month. The Company will reimburse Executive for the period of time that Executive is not eligible to participate in the Company’s Medical Insurance Program for COBRA coverage with Executive’s current employer if Executive elects to participate in the COBRA program

5B. Equity Arrangements. Executive will receive a grant of 1,350 (One Thousand Three Hundred Fifty) Class “B” units in the Company’s parent, EMP Group, LLC. Executive’s grant will be subject to the terms and conditions of an executed Subscription Agreement, including but not limited to, the vesting schedule. Executive will be eligible to receive additional Equity Grants based on job performance and the financial performance of the Company at the sole discretion of the CEO or the Board of Directors of the Company.

6. Termination. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates. Executive’s employment hereunder may be terminated by the Company at any time and for any reason. If Executive’s employment is terminated by the Company, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year; and a prorated portion of the current fiscal year Annual Bonus, if any, up to the date of termination of employment, per the terms and conditions of the applicable bonus plan that Executive and Company have executed,

(C) in accordance with Company policy, reimbursement for any unreimbursed business expenses properly incurred by Executive prior to the date of Executive’s termination; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (including, but not limited to, accrued unused PTO days) (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

E) severance pay in the amount of the greater of the remaining Employment Term or twelve (12) months Base Salary, if termination is for any reason other than Cause or Expiration of the Employment Term or resignation by Executive. Severance pay, if any, will be payable in twelve (12) equal monthly installments. Executive will be required to execute the Company’s form Separation and Release of Claims Agreement in order to be eligible to receive the severance pay described above. Additionally, if Executive becomes physically or mentally incapacitated for a continuous period of 90 days, the Company has the right to terminate Executive’s employment without paying severance. For the purposes hereof, the term “physical or mental incapacity” means Executive’s inability to perform the principal duties as contemplated by this agreement.

For purposes of this Agreement, “Cause” shall mean (i) Executive’s continued failure or refusal to substantially perform Executive’s duties hereunder for a period of 10 days following written notice by the Company to Executive of such failure or refusal, (ii) conviction of a felony under the laws of the United States or any state, (iii) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder, (iv) commission of an act constituting moral turpitude or (v) Executive’s material breach of any provision of this agreement, including the attached addendum, which the Executive has not cured within 10 days after receiving written notice by the Company specifying the nature of the alleged breach. Cause does not include Executive’s resignation for a material breach by the Company of any provision of this Agreement, including, but not limited to, a reduction in Base Salary or a material reduction in benefits, which the Company has not cured within 30 days after receiving written notice by the Executive specifying the nature of the alleged breach. Should the Executive resign under the circumstances described in the immediately preceding sentence, after giving notice of noncompliance and if the Company does not cure the noncompliance within 30 days, such resignation shall be deemed a termination without Cause for purposes of this Agreement.

F) Expiration of the Employment Term Upon expiration of the Employment Term, unless Executive’s employment is earlier terminated pursuant to the terms of this Agreement, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the last day of the Employment Term and Executive shall be entitled to receive the Accrued Rights. Upon expiration of the Term of this Employment Agreement, this Employment Agreement shall continue to renew for successive one year terms unless one party provides the other party with sixty (60) days advance written notice of their intent to not renew for a successive one year term. If the Company does not renew this Employment Agreement, Executive shall be eligible to receive severance pay in the amount of four (4) months of Base Salary. Severance Pay, if any, will be payable in four (4) equal monthly installments. Executive will be required to execute the Company’s form Separation and Release of Claims Agreement in order to be eligible to receive the Severance Pay described above.

Following such termination of Executive’s employment hereunder as a result of the expiration of the Employment Term, except as set forth above, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

Following such termination of Executive’s employment, except as set forth in this Section 6, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

7. Confidentiality. Concurrent with the execution of this Agreement by Executive, Executive shall execute and deliver to Company, Exhibit “A,” entitled Confidentiality/Non Compete Addendum, which is attached hereto and made a part hereof.

8. Miscellaneous.

a. Governing Law and Exclusive Venue. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to its choice of laws principles. The parties agree that any suit, under, in connection with, or in any way related to this Agreement shall only be brought in the state courts located in New York City or in the US District Court for the Southern District of New York.

b. Entire Agreement/Amendments. This Agreement and attached Exhibits hereto contain the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company or to an affiliate or related corporation of the Company. Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company; provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement and provided further that if this Agreement is not expressly assumed, the Company is responsible for all terms contained within.

f. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

To the attention of the Company’s Senior Vice President, Human Resources and Administration at the principal corporate headquarters of the Company.

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

h. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

i. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Executive shall receive one fully executed counterpart each.

j. Survival. Notwithstanding any termination/expiration of the Agreement, all rights and obligations hereunder which by their nature should survive termination/expiration, shall survive.

9. Advice of Counsel. In entering into this Agreement, Executive represents that Executive has had an opportunity to seek, and has sought the legal advice of Executive’s attorney, an attorney of Executive’s own choice and that the terms of this Agreement have been completely read and explained by Executive’s attorney, and that those terms are fully understood and voluntarily accepted by Executive.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

American Media Operations, Inc.

By:	/s/ Daniel Rotstein	1/4/06
	Daniel Rotstein	Date

	/s/ John J. Miller	1/4/06
	John J. Miller	Date

EXHIBIT “A”

Confidentiality / Non-Compete Addendum

1. For purposes of this Addendum, the term “Confidential Information” is defined to mean any non-public information (including any and all information that becomes public by Executive’s actions or actions of persons obtaining access to information directly or indirectly from or through Executive) related to the Company (as such term is defined in the Employment Agreement) and its related and/or affiliated corporations (hereinafter the “Company”), its business, finance or proprietary information, including but not limited to information regarding its officers and employees, its data, statistics, business plans, records, trade secrets, business secrets, operational methods, customer lists, concepts, ideas, policies and/ or any other information regarding the Company’s property or data, whether tangible or intangible, and whether or how stored, compiled or memorized physically, electronically, photographically, or by any other means, and specifically including, without limitation, Company proprietary system designs and programs and information of any kind, Company system specifications and Company operational methodologies.

2. Executive (as such term is defined in the Employment Agreement) acknowledges that Confidential Information is proprietary to, and a valuable asset of, the Company and that any disclosure or unauthorized use thereof in violation of this Addendum will cause irreparable harm and loss.

3. Executive shall retain any Confidential Information in strictest confidence and shall not at any time, whether during or after Executive’s term of employment with Company, use, exploit or disclose or permit the use, exploitation or disclosure of any Confidential Information obtained from the Company and/or Company’s Employees unless otherwise required by law. Executive covenants and agrees that Executive shall not, either directly or indirectly, publish or disclose any Confidential Information subject to this Addendum or use such Confidential Information for Executive’s benefit, another party or any third parties, without the prior written consent of the Chairman/CEO of the Company. Executive further agrees that Executive will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

4. Upon termination of employment or demand by the Company, Executive shall immediately deliver to Company without retaining copies thereof, any and all Confidential Information and derivations thereof in Executive’s possession or control, including but not limited to, all notes, analyses, compilations, studies, interpretations, and other documents, including but not limited to, photographic, video or electronic documents and recordings.

5. Executive shall not, without the prior written consent of the Chairman/CEO of the Company, make any public statement, announcement or release to any person or entity, including, but not limited to, trade publications, the press, any competitor of the Company, customer, or any other third party, disclosing or relating to any Confidential Information, except as may be necessary to perform the job function as contemplated in this Agreement and/or to comply with the requirements of any applicable law, governmental order or regulation in connection therewith (“Governmental Disclosure”). Prior to any Governmental Disclosure, Executive shall comply with Section 6 hereto.

6. In the event that Executive is requested or required to disclose any Confidential Information subject to this Addendum in a legal or regulatory proceeding, Executive shall provide Company with prompt written notice of any such request or requirements in order to provide Company an opportunity to seek a protective order or other appropriate remedy. Executive agrees to cooperate with Company and its counsel, in any effort to prevent such disclosure of the Confidential Information.

7. While employed and for a period of six (6) months following Executive’s termination of employment for any reason, Executive shall not, in any manner, attempt to solicit or solicit any employee or customer of Company, its affiliates, subsidiaries, parent or related companies or successors or assigns with any offer of employment or consultancy, or hire, retain, engage or otherwise employ or utilize the services of any such employee or customer of Company.

8. Executive agrees that during the term of Executive’s employment with Company and for the period of six (6) months following Executive’s termination of employment, for any reason, Executive will not engage in any relationship, directly or indirectly, including but not limited to, advising, being compensated in any way by, being employed by, permitting Executive’s name to be associated with or used by, or consulting, with any Prohibited

Business (as hereinafter defined) within the United States of America or Canada. For purposes of this agreement “Prohibited Business” means any business which is in any way involved in the publishing, production, pre-press, marketing, racking, or servicing of products similar to Company, which includes, but is not limited to companies which provide pre-press services, in the United States of America or Canada. Executive acknowledges that Company’s products and services are marketed throughout the United States of America and Canada and that therefore a restriction to the geographic area of the United States of America and Canada is reasonable with regard to Company’s business plans and the market for its products and services. If Executive does not comply with the terms contained herein, Company shall not be obligated to pay Executive Severance. .

9. Executive acknowledges that the restrictions and conditions set forth in this Addendum are essential to Company’s execution of Executive’s Employment Agreement, without which, Company would not have entered into this agreement. Executive expressly acknowledges that the restrictions set forth in this Addendum are reasonable and valid.

10. Executive agrees that Executive will make no statements about the Company, its officers or employees that are intended to, or may reasonably be expected to disparage or impugn them or to otherwise make any statement that will adversely affect the reputation of the Company, its officers or employees or otherwise disrupt, damage, impair or interfere with the Company or its operations or business prospects.

11. Executive acknowledges that a breach of any of the terms, covenants or conditions contained in this Addendum by Executive and/or those under Executive’s control will result in irreparable damage to Company and that such damage will be presumed to have occurred. In the event of such breach or threatened breach, Company shall be entitled, without the necessity of posting any bond, to appropriate injunctive relief in any court of competent jurisdiction, restraining Executive and/or those under Executive’s control from any such threatened or actual violation of the provisions of this Addendum. Additionally, if a breach of the promises in this Addendum is demonstrated, Executive agrees to pay the attorney’s fees, costs and expenses incurred by Company as a result of such breach. Specifically and unless stated otherwise, all remedies provided for in this Addendum shall be cumulative and in addition to and not in lieu of any other remedies available to Company at law, in equity, or otherwise.

12. Nothing contained in this Addendum shall be construed as granting or conferring any rights by license or otherwise in any Confidential Information disclosed.

13. No delay or omission by Company to exercise any right or power occurring upon any noncompliance or default by Executive with respect to any of the terms of this Addendum shall impair any such right or power or be construed to be a waiver thereof. A waiver by Company of any covenants, conditions, or agreements to be performed by Executive shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained.

14.	The provisions of this Addendum shall survive termination/expiration of the Agreement.

15. For purposes of clarity, nothing in this Addendum is intended to prohibit Executive from communicating with the Company’s Board of Directors, Audit Committee and/or its investors.

American Media Operations, Inc.

By:	/s/ Daniel Rotstein 1/4/06	By:	/s/ John Miller 1/4/06
	Date		John Miller	Date

Its:	SVP H.R. & Admin.